GraniteShares ETF Trust N-1A/A

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees GraniteShares ETF Trust

 We consent to the use of our report dated May 4, 2017, included herein, with respect to the consolidated statements of assets and liabilities (in organization) of GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF and GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF, each a series of GraniteShares ETF Trust, as of April 27, 2017, and to the references to our firm under the headings “Fund Service Providers” and “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-1A.

New York, NY

May 4, 2017